UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 24, 2016

FelCor Lodging Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-14236	75-2541756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Frwy., Suite 1300 Irving, Texas	75062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(972) 444-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.
The annual meeting of stockholders of FelCor Lodging Trust Incorporated, or the Company, was held on May 24, 2016. As of our record date for the annual meeting, March 28, 2016, we had 139,506,739 shares of common stock outstanding and entitled to vote. At the annual meeting, 131,534,995 shares, or approximately 94% of the eligible voting shares, were represented either in person or by proxy.
At the meeting, the stockholders voted on the following items:

1.
Proposal 1: to elect five nominees to serve as members of the Board of Directors to hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualified. The nominees were elected, with shares voted as follows:

	For	Against	Withhold/Abstain	Broker Non-Votes
Patricia L. Gibson	115,059,963	286,105	110,436	16,078,491
Dana Hamilton	114,680,546	703,984	71,975	16,078,490
Christopher J. Hartung	114,823,406	587,015	46,084	16,078,490
Charles A. Ledsinger, Jr.	114,800,051	611,895	44,558	16,078,491
Robert H. Lutz, Jr.	114,551,333	860,281	44,891	16,078,490

2.	Proposal 2: non-binding advisory vote on the 2015 compensation of the Company’s named executive officers. This proposal was approved, on a advisory basis, as follows:

For	Against	Withhold/Abstain	Broker Non-Votes
114,245,958	949,375	261,169	16,078,493

3.	Proposal 3: to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016. This proposal was approved as follows:

For	Against	Withhold/Abstain
127,210,702	3,719,603	604,690

Item 7.01    Regulation FD Disclosure.
As previously announced, we will host an institutional investor and analyst event on May 26, 2016 at The Knickerbocker in New York. The meeting will consist of a presentation by FelCor executives followed by a question and answer period from approximately 9:00 a.m. to 11:00 a.m. A live audio webcast, along with the presentation materials, will be accessible on FelCor's website on the Investors page, at www.felcor.com. That webcast will be recorded and available for a limited period afterward, as will the presentation materials.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 25, 2016	FelCor Lodging Trust Incorporated

	By:	/s/Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary